Exhibit 5.4

CONSENT OF NEIL DE BRUIN

The undersigned hereby consents to (i) the references to, and the information derived from, the Technical Report on the San Rafael Mine and the EC120 Preliminary Feasibility Study dated April 3, 2019 and to (ii) the references to the undersigned’s name under the caption “Interest of Experts” in the short form base shelf prospectus, included in or incorporated by reference in the Registration Statement on Form F-10 being filed by Americas Gold and Silver Corporation with the United States Securities and Exchange Commission, and any amendments thereto.

/s/ Neil de Bruin
Name: Neil de Bruin, P.Geo.
Date: August 4, 2020